Exhibit 8.2

271 Route 46 West Suite D-109 Fairfield, NJ 07004 973.276.0044 phone 973.276.3226 fax www.fasbhome.com

September 10, 2025

Boards of Directors

United Roosevelt MHC

United Roosevelt Bancorp

URSB Bancorp, Inc.

United Roosevelt Savings Bank

11-15 Cooke Avenue

Carteret, NJ 07008

RE: New Jersey Income Tax Consequences Relating to the Conversion of United

Roosevelt MHC from a mutual to capital stock form of organization

To The Members of the Board of Directors:

You have asked for our opinion regarding New Jersey corporation business tax consequences and certain New Jersey personal income tax consequences that will result from the conversion of United Roosevelt MHC, a New Jersey chartered mutual holding company (the "Mutual Holding Company") from the mutual into the capital stock form of organization (the "Conversion"), pursuant to the Plan of Conversion and Reorganization United Roosevelt MHC, adopted September 8, 2025 (the "Plan"), and the integrated transactions described below. The relevant transactions referenced in the Plan and in the federal income tax opinion letter dated September 10, 2025 prepared by Luse Gorman, PC are summarized below. All capitalized terms used in this letter shall have the meanings assigned to them in the Plan, unless otherwise defined herein. We have not considered any non-income-based taxes, or federal, local, or foreign income tax consequences. We have also not considered New Jersey taxes other than those recited in this opinion or taxes that might be levied by other states, and, therefore, do not express any opinion regarding the treatment that would be given the transaction by the applicable authorities on any issues outside of the above-specified New Jersey taxes. We also express no opinion on non-tax issues such as corporate law or securities law matters. We express no opinion other than that as stated below, and neither this opinion nor any prior statements are intended to imply or to be an opinion on any other matters.

In rendering our opinion, we have relied upon the facts, information, assumptions and representations as contained in the Plan, including all exhibits attached thereto, and upon the "Description of Proposed Transactions" included within the federal income tax opinion regarding the Plan, as prepared by Luse Gorman, PC, dated September 10, 2025, (the "Federal Tax Opinion"). We have assumed these facts are complete and accurate and have not independently audited or otherwise verified any of these facts or assumptions. You have represented to us that we have been provided with all of the facts necessary to render our opinion.

A misstatement or omission of any fact or a change or amendment in any of the facts, assumptions or representations upon which we have relied may require a modification of all or a part of this opinion.

The discussion and conclusions set forth herein are based upon the New Jersey statutes and existing administrative and judicial interpretations thereof, as of the date of this letter, all of which are subject to change. If there is a change, including a change having retroactive effect, in the statues, or in the prevailing judicial interpretation of the foregoing, the opinions expressed herein would necessarily have to be re-evaluated in light of any such changes. We have no responsibility to update this opinion for any such changes occurring after the date of this letter.

Under the terms of the Plan, the Conversion will be affected, in part, by the following relevant transactions:

(i)	The Holding Company will be organized as a first tier Maryland-chartered stock holding company subsidiary of United Roosevelt Bancorp, a New Jersey corporation (the "Mid-Tier Holding Company").

(ii)	The Mutual Holding Company will merge with and into the Mid-Tier Holding Company, with the Mid-Tier Holding Company as the surviving entity (the "MHC Merger"), whereby the shares of Mid-Tier Holding Company common stock owned by the Mutual Holding Company will be canceled and Qualifying Depositors (e.g., certain depositors of the Bank) will constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their liquidation interests in the Mutual Holding Company.

(iii)	Immediately after the MHC Merger, the Mid-Tier Holding Company will merge with and into the Holding Company (the "Mid-Tier Merger"), with the Holding Company as the surviving entity. As part of the Mid-Tier Merger, the liquidation interests in Mid-Tier Holding Company constructively received by the Qualifying Depositors will automatically, without further action on the part of the holders thereof, be exchanged for an interest in the Liquidation Account.

(iv)	Immediately after the Mid-Tier Merger, the Holding Company will offer for sale Holding Company Common Stock in the Offering.

(v)	The Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank in constructive exchange for additional shares of common stock of the Bank and in exchange for the Bank Liquidation Account.

Following the Conversion, a Liquidation Account will be maintained by the Holding Company for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank. Pursuant to Section 19 of the Plan, the initial balances of the Liquidation Account will be equal to the Mid-Tier Holding Company's total stockholders' equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Conversion, plus the net assets of the Mutual Holding Company as reflected in the latest statement of financial condition of the Mutual Holding Company prior to the effective date of the Conversion (excluding its ownership of Mid-Tier Holding Company Common Stock). The terms of the Liquidation Account and Bank Liquidation Account, which supports the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets, are set forth in Section 19 of the Plan.

As a result of the Conversion and Offering, the Holding Company will be a publicly-held corporation, will register the Holding Company Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC. The Bank will become a wholly owned subsidiary of the Holding Company and will continue to carry on its business and activities as conducted immediately prior to the Conversion.

The stockholders of the Holding Company will be those persons who purchase shares of Holding Company Common Stock in the Offering. Nontransferable rights to subscribe for the Holding Company Common Stock have been granted, in order of priority, to Eligible Account Holders, the Bank's tax-qualified employee plans (“Employee Plans”), Supplemental Eligible Account Holders, and certain other depositors of the Bank as of the Voting Record Date who are entitled to vote at the Special Meeting of Depositors (“Other Depositors”). Subscription rights are nontransferable. The Holding Company will also offer shares of Holding Company Common Stock not subscribed for in the Subscription Offering, if any, for sale in a Community Offering to certain members of the general public (with preferences given first to persons residing in the Community), and if shares remain after the Subscription and Community Offerings, shares may be offered, at the sole discretion of the Holding Company, to members of the general public in a Syndicated Community Offering.

Scope of Opinion

Our views as to the New Jersey tax consequences rely on the Federal opinion which we understand to conclude as follows:

1.	The MHC Merger will qualify as a tax-tree reorganization within the meaning of Section 368(a)(1)(A) of the Code (Section 368(a)(l)(A) of the Code).

2.	The constructive exchange of the Eligible Account Holders and Supplemental Eligible Account Holders liquidation interests in the Mutual Holding Company for liquidation interests in the Mid-Tier Holding Company in the MHC Merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations (cf. Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54).

3.	No gain or loss will be recognized by the Mutual Holding Company on the transfer of its assets to the Mid-Tier Holding Company and the Mid-Tier Holding Company's assumption of its liabilities, if any, in constructive exchange for liquidation interests in the Mid-Tier Holding Company or on the constructive distribution of such liquidation interests to members of the Mutual Holding Company (Section 361(a), 361(c) and 357(a) of the Code).

4.	No gain or loss will be recognized by the Mid-Tier Holding Company upon the receipt of the assets of the Mutual Holding Company in the MHC Merger in exchange for the constructive transfer of liquidation interests in the Mid-Tier Holding Company to the members of the Mutual Holding Company (Section 1032(a) of the Code).

5.	Persons who have liquidation interests in the Mutual Holding Company will recognize no gain or loss upon the constructive receipt of a liquidation interest in the Mid-Tier Holding Company in exchange for their liquidation interests in the Mutual Holding Company (Section 354(a) of the Code).

6.	The basis of the assets of Mutual Holding Company (other than the stock in the Mid-Tier Holding Company) to be received by the Mid-Tier Holding Company will be the same as the basis of such assets in the Mutual Holding Company immediately prior to the transfer (Section 362(b) of the Code).

Scope of Opinion (Cont’d)

7.	The holding period of the assets of the Mutual Holding Company transferred to the Mid-Tier Holding Company will include the holding period of those assets in the Mutual Holding Company (Section 1223(2) of the Code).

8.	The Mid-Tier Merger will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code and, therefore, will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code (Section 368(a)(1)(F) of the Code).

9.	The Mid-Tier Holding Company will not recognize any gain or loss on the transfer of its assets to the Holding Company and the Holding Company's assumption of its liabilities in exchange for shares of Holding Company Common Stock and the constructive distribution of interests in the Liquidation Account to the Eligible Account Holders and Supplemental Eligible Account Holders (Sections 361(a), 361(c) and 357(a) of the Code).

10.	No gain or loss will be recognized by the Holding Company upon the receipt of the assets of Mid-Tier Holding Company in the Mid-Tier Merger (Section 1032(a) of the Code).

11.	The basis of the assets of the Mid-Tier Holding Company (other than the stock in the Bank) to be received by the Holding Company will be the same as the basis of such assets in the Mid-Tier Holding Company immediately prior to the transfer (Section 362(b) of the Code).

12.	The holding period of the assets of Mid-Tier Holding Company (other than the stock in the Bank) to be received by the Holding Company will include the holding period of those assets in the Mid-Tier Holding Company immediately prior to the transfer (Section 1223(2) of the Code).

13.	Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Mid-Tier Holding Company for interests in the Liquidation Account in the Holding Company (Section 354 of the Code).

14.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Holding Company Common Stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company Common Stock (Section 356(a) of the Code). Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors will not realize any taxable income as a result of their exercise of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

15.	It is more likely than not that the fair market value at the effective date of the Conversion of the benefit to Eligible Account Holders and Supplemental Eligible Account Holders provided by an interest in the Bank Liquidation Account which they receive is zero. Pursuant to the Plan, the Bank Liquidation Account supports the payment of the Liquidation Account in the unlikely event that either the Bank (or the Holding Company and the Bank) were to liquidate after the Conversion (including a liquidation of the Bank or the Bank and the Holding Company in a purchase and assumption transaction with a credit union acquiror) when the Holding Company lacks sufficient net assets to pay distributions from the Liquidation Account when due. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of such rights in the Bank Liquidation Account as of the effective date of the Conversion (Section 356(a) of the Code).

Scope of Opinion (Cont’d)

16.	It is more likely than not that the basis of the Holding Company Common Stock purchased in the Offering by the exercise of the nontransferable subscription rights will be the purchase price thereof (Section 1012 of the Code).

17.	The holding period of the Holding Company Common Stock purchased pursuant to the exercise of subscriptions rights will commence on the date on which the right to acquire such stock was exercised (Section 1223(5) of the Code).

18.	No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for Holding Company Common Stock sold in the Offering (Section 1032 of the Code).

The opinion under paragraph 16 above is predicated on the representation that no person will receive any payment, whether in money or property, in lieu of the issuance of subscription rights. The opinions under paragraph 14 is based on the position that the subscription rights to purchase shares of Holding Company Common Stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors have a fair market value of zero. The understanding that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of Holding Company Common Stock at the same price to be paid by members of the general public in any Community Offering or Syndicated Community Offering. The opinion notes that the IRS has not in the past concluded that subscription rights have value. In addition, the opinion relies on a letter from RP Financial, LC. to you stating its belief that subscription rights do not have any economic value at the time of distribution or at the time the rights are exercised in the Subscription Offering. Based on the foregoing, the opinion believes it is more likely than not that the nontransferable subscription rights to purchase Holding Company Common Stock have no value.

If the subscription rights are subsequently found to have an economic value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or the Bank may be subject to tax on the distribution of the subscription rights.

The opinion under paragraph 15 above is based on the premise that the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets has a fair market value of zero at the time of the Conversion. The Bank Liquidation Account payment obligation arises only if the Holding Company lacks sufficient net assets to fund the Liquidation Account in a solvent liquidation of the Bank and/or Holding Company or if the Bank (or Bank and Holding Company) enters into a transaction to transfer its assets and liabilities to a credit union. The opinion understands that: (i) no holder of an interest in a liquidation account has ever received payment of an interest in a liquidation account attributable to the liquidation of a solvent bank and/or holding company (other than as set forth below); (ii) the interests in the Liquidation Account and Bank Liquidation Account are not transferable by an Eligible Account Holder or Supplemental Eligible Account Holder; (iii) the amounts due under the Liquidation Account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in the Bank are reduced, as described in the Plan; and (iv) holders of an interest in a Liquidation Account have received payments of their interest in only a limited number of instances (out of hundreds of transactions

Scope of Opinion (Cont’d)

involving mergers, acquisitions and the purchase of assets and assumptions of liabilities of holding companies and subsidiary banks). These instances involved the purchase and assumption of the bank's assets by a credit union. However, not all states permit the sale of a bank's assets to credit unions, further limiting the opportunity for this type of transaction. The opinion also noted that the U.S. Supreme Court in Paulsen v. Commissioner, 469 U.S. 131 (1985) stated the following:

The right to participate in the net proceeds of a solvent liquidation is also not a significant part of the value of the shares. Referring to the possibility of a solvent liquidation of a mutual savings association, this Court observed: "It stretches the imagination very far to attribute any real value to such a remote contingency, and when coupled with the fact that it represents nothing which the depositor can readily transfer, any theoretical value reduces almost to the vanishing point." Society for Savings v. Bowers, 349 U.S. 143, 150 (1955).

In the present case, the opinion believes that the same analysis as was applied in Paulsen and Society for Savings can be applied to the extremely remote contingency that a depositor will, at some undetermined time in the future, realize value from the sale of the Bank's assets to a credit union. First, some states prohibit a credit union from acquiring a bank’s assets through a purchase and assumption transaction. Second, although others do, as noted above, there have been only a limited number of instances where a credit union has acquired the assets of a bank where an amount representing the then-value of a liquidation account has been (or will be) paid to the bank’s eligible depositors. These instances all involved former mutual banks that were required to establish liquidation accounts in a conversion to a stock bank and that later engaged in a purchase and assumption transaction with a credit union. Since 1816 (the date the first mutual bank was chartered in Massachusetts), only a limited number of former mutual banks out of hundreds of converted former mutual banks have engaged in purchase and assumption transactions with credit union and have been required to distribute to their depositors the remains of any liquidation accounts. Under these circumstances, the opinion agrees with the statement by the Supreme Court in Society for Savings that “any theoretical value reduces almost to the vanishing point.”

In addition, the opinion is relying on a letter from RP Financial, LC. to you stating its belief that the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account does not have any economic value at the time of the Conversion. Based on the foregoing, the opinion believes it is more likely than not that such rights in the Bank Liquidation Account have no value.

If the IRS were to subsequently find that the Bank Liquidation Account had economic value as of the time of the Conversion, each Eligible Account Holder and Supplemental Eligible Account Holder may need to recognize income in the amount of the fair market value of their interest in the Bank Liquidation Account as of the effective date of the Conversion. However, the opinion is not aware of any situation where rights in a bank liquidation account have been found to have an economic value at the time of a mutual-to-stock conversion or a second-step conversion.

Law and Analysis

A taxpayer’s entire net income for New Jersey Corporation Business Tax (CBT) is initially equal to its federal taxable income before net operating losses and special deductions (N.J.R.S. §54:10A-4(k)). There are specified adjustments that must be made to federal taxable income to determine entire net income, however, none are pertinent here (N.J.R.S. §54:10A-4).

Opinions

Based on our review of the federal tax opinion provided from Luse Gorman, PC dated September 10, 2025, it is our opinion that:

1.	To the extent that the MHC Merger will qualify as a tax-tree reorganization within the meaning of Section 368(a)(1)(A) of the Code (Section 368(a)(l)(A) of the Code), such treatment will be the same for New Jersey Corporation Business Tax (N.J.R.S. §54:10A-4(k)).

2.	To the extent the constructive exchange of the Eligible Account Holders and Supplemental Eligible Account Holders liquidation interests in the Mutual Holding Company for liquidation interests in the Mid-Tier Holding Company in the MHC Merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations (cf. Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54), such treatment will be the same for New Jersey Corporation Business Tax (N.J.R.S. §54:10A-4(k)).

3.	To the extent no gain or loss will be recognized by the Mutual Holding Company on the transfer of its assets to the Mid-Tier Holding Company and the Mid-Tier Holding Company's assumption of its liabilities, if any, in constructive exchange for liquidation interests in the Mid-Tier Holding Company or on the constructive distribution of such liquidation interests to members of the Mutual Holding Company (Section 361(a), 361(c) and 357(a) of the Code), such treatment will be the same for New Jersey Corporation Business Tax (N.J.R.S. §54:10A-4(k)).

4.	To the extent no gain or loss will be recognized by the Mid-Tier Holding Company upon the receipt of the assets of the Mutual Holding Company in the MHC Merger in exchange for the constructive transfer of liquidation interests in the Mid-Tier Holding Company to the members of the Mutual Holding Company (Section 1032(a) of the Code), such treatment will be the same for New Jersey Corporation Business Tax (N.J.R.S. §54:10A-4(k)).

5.	To the extent persons who have liquidation interests in the Mutual Holding Company will recognize no gain or loss upon the constructive receipt of a liquidation interest in the Mid-Tier Holding Company in exchange for their liquidation interests in the Mutual Holding Company (Section 354(a) of the Code), such treatment will be the same for New Jersey Gross Income Tax (N.J.R.S. §54A:5-1(c)).

6.	To the extent the basis of the assets of Mutual Holding Company (other than the stock in the Mid-Tier Holding Company) to be received by the Mid-Tier Holding Company will be the same as the basis of such assets in the Mutual Holding Company immediately prior to the transfer (Section 362(b) of the Code), such treatment will be the same for New Jersey Corporation Business Tax (N.J.R.S. §54:10A-4(k)).

7.	To the extent the holding period of the assets of the Mutual Holding Company transferred to the Mid-Tier Holding Company will include the holding period of those assets in the Mutual Holding Company (Section 1223(2) of the Code), such treatment will be the same for New Jersey Corporation Business Tax (N.J.R.S. §54:10A-4(k)).

8.	To the extent the Mid-Tier Merger will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code and, therefore, will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code (Section 368(a)(1)(F) of the Code), such treatment will be the same for New Jersey Corporation Business Tax (N.J.R.S. §54:10A-4(k)).

Opinions (Cont’d)

9.	To the extent the Mid-Tier Holding Company will not recognize any gain or loss on the transfer of its assets to the Holding Company and the Holding Company's assumption of its liabilities in exchange for shares of Holding Company Common Stock and the constructive distribution of interests in the Liquidation Account to the Eligible Account Holders and Supplemental Eligible Account Holders (Sections 361(a), 361(c) and 357(a) of the Code), such treatment will be the same for New Jersey Corporation Business Tax (N.J.R.S. §54:10A-4(k)).

10.	To the extent no gain or loss will be recognized by the Holding Company upon the receipt of the assets of Mid-Tier Holding Company in the Mid-Tier Merger (Section 1032(a) of the Code), such treatment will be the same for New Jersey Corporation Business Tax (N.J.R.S. §54:10A-4(k)).

11.	To the extent the basis of the assets of the Mid-Tier Holding Company (other than the stock in the Bank) to be received by the Holding Company will be the same as the basis of such assets in the Mid-Tier Holding Company immediately prior to the transfer (Section 362(b) of the Code), such treatment will be the same for New Jersey Corporation Business Tax (N.J.R.S. §54:10A-4(k)).

12.	To the extent the holding period of the assets of Mid-Tier Holding Company (other than the stock in the Bank) to be received by the Holding Company will include the holding period of those assets in the Mid-Tier Holding Company immediately prior to the transfer (Section 1223(2) of the Code), such treatment will be the same for New Jersey Corporation Business Tax (N.J.R.S. §54:10A-4(k)).

13.	To the extent Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Mid-Tier Holding Company for interests in the Liquidation Account in the Holding Company (Section 354 of the Code), such treatment will be the same for New Jersey Gross Income Tax (N.J.R.S. §54A:5-1(c)).

14.	To the extent it is more likely than not that the fair market value of the nontransferable subscription rights to purchase Holding Company Common Stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company Common Stock (Section 356(a) of the Code). Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors will not realize any taxable income as a result of their exercise of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182), such treatment will be the same for New Jersey Gross Income Tax (N.J.R.S. §54A:5-1(c)).

15.	To the extent it is more likely than not that the fair market value at the effective date of the Conversion of the benefit to Eligible Account Holders and Supplemental Eligible Account Holders provided by an interest in the Bank Liquidation Account which they receive is zero. Pursuant to the Plan, the Bank Liquidation Account supports the

Opinions (Cont’d)

payment of the Liquidation Account in the unlikely event that either the Bank (or the Holding Company and the Bank) were to liquidate after the Conversion (including a liquidation of the Bank or the Bank and the Holding Company in a purchase and assumption transaction with a credit union acquiror) when the Holding Company lacks sufficient net assets to pay distributions from the Liquidation Account when due. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of such rights in the Bank Liquidation Account as of the effective date of the Conversion (Section 356(a) of the Code), such treatment will be the same for New Jersey Gross Income Tax (N.J.R.S. §54A:5-1(c)).

16.	To the extent it is more likely than not that the basis of the Holding Company Common Stock purchased in the Offering by the exercise of the nontransferable subscription rights will be the purchase price thereof (Section 1012 of the Code), such treatment will be the same for New Jersey Gross Income Tax (N.J.R.S. §54A:5-1(c)).

17.	To the extent the holding period of the Holding Company Common Stock purchased pursuant to the exercise of subscriptions rights will commence on the date on which the right to acquire such stock was exercised (Section 1223(5) of the Code), such treatment will be the same for New Jersey Gross Income Tax (N.J.R.S. §54A:5-1(c)).

18.	To the extent no gain or loss will be recognized by the Holding Company on the receipt of money in exchange for Holding Company Common Stock sold in the Offering (Section 1032 of the Code), such treatment will be the same for New Jersey Corporation Business Tax (N.J.R.S. §54:10A-4(k)).

*******************

Since this letter is provided in advance of the closing of the Plan, we have assumed that the Plan will be consummated. Any change to the Plan could cause us to modify the opinion expressed herein.

Our opinion is limited to New Jersey income tax matters described above and does not address any other New Jersey tax considerations. If any of the information on which we have relied upon is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the New Jersey tax laws. These laws are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on New Jersey, and there can be no assurance, and none is hereby given, that New Jersey will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by New Jersey.

Consent

We hereby consent to the filing of the opinion as an exhibit to the Mutual Holding Company's Application for Conversion filed with the Federal Reserve Board and to the Holding Company's Registration Statement on Form S-l as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Application for Conversion and Form S-l under the captions "The Conversion and Offering-Material Income Tax Consequences" and "Legal Matters."

Very truly yours,

Hamilton and Babitts

Certified Public Accountant